As filed with the Securities and Exchange Commission on December 1, 2020

Registration No. 333-242307

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER
THE SECURITIES ACT OF 1933

UBER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	45-2647441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1455 Market Street, 4th Floor
San Francisco, California 94103
(415) 612-8582

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Postmates Inc. 2011 Equity Incentive Plan
(Full title of the plan)

Nelson Chai
Chief Financial Officer
Uber Technologies, Inc.
1455 Market Street, 4th Floor
San Francisco, California 94103
(415) 612-8582

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tony West Keir Gumbs Uber Technologies, Inc. 1455 Market Street, 4th Floor San Francisco, California 94103 (415) 612-8582	Andrew J. Nussbaum, Esq. Mark A. Stagliano, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.00001 par value	12,863,652(2)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.00001 per share (“Common Stock”), of Uber Technologies, Inc., a Delaware corporation (the “Registrant”) registered hereunder includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents shares of Common Stock issuable under outstanding stock options, restricted stock unit awards and stock appreciation rights granted under the Postmates Inc. 2011 Equity Incentive Plan, as amended, which awards were assumed by the Registrant in connection with the transactions contemplated by the Merger Agreement (as defined herein).
(3)	The proposed maximum offering price was calculated and all filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Registrant’s original registration statement on Form S-4 (File No. 333-242307) filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2020, as amended by the pre-effective Amendment No. 1 filed with the Commission on September 25, 2020, the pre-effective Amendment No. 2 filed with the Commission on October 26, 2020 and the pre-effective Amendment No. 3 filed with the Commission on November 12, 2020, which became effective on November 18, 2020 to which this filing is Post-Effective Amendment No. 1.

EXPLANATORY NOTE

The Registrant hereby amends its original registration statement on Form S-4 (File No. 333-242307) filed with the Commission on August 7, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on September 25, 2020, the pre-effective Amendment No. 2 thereto filed with the Commission on October 26, 2020 and the pre-effective Amendment No. 3 thereto filed with the Commission on November 12, 2020 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on November 18, 2020, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement”).

The Registrant filed the Form S-4 in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of July 5, 2020 (the “Merger Agreement”), by and among the Registrant, News Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), News Merger Company LLC, a Delaware limited liability company and a wholly owned subsidiary of the Registrant (“Merger Company”), and Postmates Inc., a Delaware corporation (“Postmates”), pursuant to which, on December 1, 2020, Merger Sub merged with and into Postmates, with Postmates surviving the merger as a wholly owned subsidiary of the Registrant (the “First Merger”), and immediately following the First Merger, Postmates merged with and into Merger Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Company surviving the Second Merger as a wholly owned subsidiary of the Registrant.

Pursuant to the terms of the Merger Agreement, at the effective time of the First Merger, each outstanding option to purchase shares of Postmates common stock held by an individual actively providing services to Postmates or its subsidiaries as an employee, director or independent contractor, each outstanding Postmates stock appreciation right held by an individual actively providing services to Postmates or its subsidiaries as an employee, director or independent contractor, and each outstanding Postmates restricted stock unit held by an individual actively providing services to Postmates or its subsidiaries as an employee, director or independent contractor, in each case, granted under the Postmates Inc. 2011 Equity Incentive Plan (collectively, the “Legacy Postmates Awards”), converted into corresponding equity awards in respect of Common Stock, with appropriate adjustments to reflect the Equity Award Exchange Ratio (as defined in the Merger Agreement).

This Registrant hereby amends the Form S-4 by filing this Registration Statement relating to 12,863,652 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, the converted Legacy Postmates Awards. All such shares of Common Stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020 (the “Annual Report”).

2.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2020, January 21, 2020 (excluding Item 2.02), February 19, 2020, February 25, 2020, March 23, 2020, April 28, 2020, May 6, 2020, May 13, 2020, May 15, 2020, May 18, 2020, May 22, 2020, July 2, 2020, July 6, 2020 (Item 8.01 only), July 17, 2020, July 31, 2020, September 16, 2020 and December 1, 2020.

3.	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 8, 2020, for the quarterly period ended June 30, 2020, filed with the Commission on August 7, 2020, and for the quarterly period ended September 30, 2020, filed with the Commission on November 6, 2020.

4.	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

5.	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 7, 2019, including any amendments or reports filed for the purpose of updating this description, and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant’s entered into indemnification agreements with its directors and executive officers, whereby the Registrant has agreed to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Registrant.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a)   The Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 14, 2019).
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 14, 2019).
4.1	Postmates Inc. 2011 Equity Incentive Plan and related forms of award agreements.
5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the Registrant common stock being registered.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included as part of the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included as part of the signature page to the Form S-4 filed with the Commission on August 7, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 1, 2020.

UBER TECHNOLOGIES, INC.
(Registrant)

By:	/s/ Dara Khosrowshahi
Name: Dara Khosrowshahi
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 1, 2020.

Signature	Title
/s/ Dara Khosrowshahi	Chief Executive Officer and Director
Dara Khosrowshahi	(Principal Executive Officer)
/s/ Nelson Chai	Chief Financial Officer
Nelson Chai	(Principal Financial Officer)

/s/ Glen Ceremony	Chief Accounting Officer and Global Corporate Controller
Glen Ceremony	(Principal Accounting Officer)

*	Chairperson of the Board of Directors
Ronald Sugar

*	Director
Revathi Advaithi

*	Director
Ursula Burns

*	Director
Robert Eckert

*	Director
Amanda Ginsberg

*	Director
Wan Ling Martello

Director
H.E. Yasir Al-Rumayyan

*	Director
John Thain

*	Director
David Trujillo

*Dara Khosrowshahi, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the Registrant above in front of whose names asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the Commission.

By:	/s/ Dara Khosrowshahi
Name: Dara Khosrowshahi
Title: Chief Executive Officer
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